UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  June 2, 2010

NATIONAL BEEF PACKING COMPANY, LLC

(Exact name of registrant as specified in charter)

Delaware	333-111407	48-1129505
(State of Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification Number)

12200 North Ambassador Drive, Suite 500, Kansas City, MO 64195-0046

(Address of Principal Executive Offices)  (Zip Code)

(816) 713-8500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

(a) On June 4, 2010, National Beef Packing Company, LLC (the “Company”) and its subsidiaries National Beef California, LP and National Carriers, Inc. entered into an Amended and Restated Credit Agreement with Coöperatieve Centrale Raiffeisen Boerenleenbank B.A., “Rabobank Nederland,” New York Branch, U.S. Bank National Association, Bank of America, N.A., BMO Capital Markets Financing, Inc., Cobank, ACB and various other lenders (the “Credit Facility”).  The Credit Facility amends and restates the Sixth Amended and Restated Credit Agreement dated as of July 25, 2007 filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 31, 2007.

The Credit Facility provides for (i) a series of term loans not to exceed $375 million in the aggregate, payable in quarterly installments based upon a ten-year level amortization with the remaining aggregate outstanding principal balance maturing in June 2015, and (ii) a $250 million revolving line of credit loan that matures in June 2015 and is subject to certain borrowing base limitations.  Funds available under the Credit Facility may be used for working capital needs, capital expenditures and other general corporate purposes.

Borrowings under the Credit Facility bear interest at LIBOR or the Base Rate (the higher of (i) 1.5% greater than the higher of the one week or one month LIBOR rate, (ii) the prime rate, or (iii) the federal funds rate plus 0.5%), plus the applicable margin.  The applicable margin for “LIBOR Rate” advances will range between 2.25% and 3.25%, depending on the Company’s funded debt to EBITDA ratio.  The applicable margin for “Base Rate” advances will range between 1.25% and 2.25%, depending on the Company’s funded debt to EBITDA ratio.  The Credit Facility is secured by a first priority lien on substantially all of the assets of the Company and its subsidiaries.

The Credit Facility contain representations, warranties, covenants and events of default customary for financings of this type, including, without limitation, covenants restricting the Company’s ability to incur additional debt, incur liens, merge or consolidate with other companies, sell or dispose of its assets, liquidate or dissolve, make investments, loans, advances, guarantees and acquisitions, and make certain equity distributions.  In addition, the Credit Facility requires the company to meet the following financial covenants: (i) an Adjusted Net Worth of at least $275 million as of the end of each fiscal year; (ii) a Funded Debt to EBITDA Ratio of not more than 3.25 to 1.00 as of the end of each fiscal quarter; and (iii) a Fixed Charge Coverage Ratio of at least 1.05 to 1.00 as of the end of each fiscal quarter.

In the event of a default by the Company or its subsidiaries under the Credit Facility, the Administrative Agent may, or at the direction of the requisite lenders shall, terminate the Credit Facility and declare the loans then outstanding, together with any accrued interest thereon and all fees and other obligations of the Company and its subsidiaries under the Credit Facility, to be due and payable immediately.

The foregoing is a summary of the terms of the Credit Facility. This summary is qualified in its entirety by reference to the full text of the Credit Facility, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

(b)  On June 2, 2010, the Company entered into a Unit Redemption Agreement with TKK Investments, LLC and TMKCo, LLC (collectively, the “Klein Entities”) to redeem certain Class B units representing membership interests in the Company owned by the Klein Entities. The Klein Entities are owned or controlled by the Company’s president and chief executive officer, Timothy M. Klein. Pursuant to the Unit Redemption Agreement, the Company will redeem 82,315.5 Class B Units from each of the Klein Entities through the payment of $4 million to each Klein Entity.

(c)  On June 2, 2010, the Company, U.S. Premium Beef, LLC, NPBCo Holdings, LLC and the Klein entities amended Exhibit 3.1 to the Company’s Limited Liability Company Agreement to reflect the membership interests in the Company following the redemptions contemplated by the Unit Redemption Agreement.

Item 2.03.                                          Creation of Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant

The information set forth above in Item 1.01 hereby is incorporated into Item 2.03 by reference.

Item 9.01.              Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Credit Agreement
10.2	Unit Redemption Agreement
10.3	Fifth Amended Exhibit 3.1 to Limited Liability Company Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL BEEF PACKING COMPANY, LLC

Date: June 8, 2010	By:	/s/ Jay D. Nielsen
Jay D. Nielsen
Chief Financial Officer

EXHIBIT INDEX

10.1	Amended and Restated Credit Agreement
10.2	Unit Redemption Agreement
10.3	Fifth Amended Exhibit 3.1 to Limited Liability Company Agreement